Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use and reference to our name and report dated January 31, 2025 auditing a portion of Ovintiv Inc.’s petroleum and natural gas reserves as of December 31, 2024 (the “Report”), and the information derived from our Report, as described or incorporated by reference in Ovintiv Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the United States Securities and Exchange Commission.

Yours truly,

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ Jared Wynveen
Jared Wynveen
Executive Vice President

Calgary, Alberta

May 12, 2025

2000, Eighth Avenue Place, East Tower, 525 – 8 Avenue SW, Calgary, AB, T2P 1G1 Tel: (403) 262-5506 www.mcdan.com